                  RECAPITALIZATION AND STOCK PURCHASE AGREEMENT


                   Dated as of November 26, 1996, by and among


                           Canberra Industries, Inc.,

                              CII Acquisition LLC,

                                   and each of

                           the Management Stockholders

                     (as defined herein) signatories hereto.

                              TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1.  DEFINITIONS......................................................1
      1.1   Definitions......................................................1
      1.2   Other Defined Terms..............................................4
      1.3   Interpretation...................................................6

SECTION 2.  THE RECAPITALIZATION AND STOCK PURCHASES.........................6
      2.1   Buyer's Purchase of New Shares...................................6
      2.2   Company Redemption of Shares.....................................6
      2.3   Options..........................................................7
      2.4   Buyer's Purchase of Management Shares............................7

SECTION 3.  CLOSING..........................................................8
      3.1   The Closing......................................................8
      3.2   Deliveries.......................................................8
            (a)   (i)   The Company to Buyer.................................8
                  (ii)  Buyer to the Company.................................8
            (b)   (i)   The Company to the Paying Agent......................8
                  (ii)  The Paying Agent to the Company......................8
            (c)   (i)   Buyer to the Management Stockholders.................8
                  (ii)  Management Stockholders and Related Stockholders to
                        Buyer................................................9
            (d)   (i)   The Company and Buyer to the Optionholders...........9
                  (ii)  Optionholders to the Company.........................9
            (e)   Withholding Rights.........................................9

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER..........................9
      4.1   Organization and Corporate Power.................................9
      4.2   Authorization; No Breach.........................................9
      4.3   Litigation......................................................10
      4.4   Brokerage.......................................................10
      4.5   Governmental Consents, etc......................................10
      4.6   No Knowledge of Misrepresentations or Omissions.................10
      4.7   Investment Intent...............................................11
      4.8   Financing Commitment............................................11
      4.9   Equity Commitment...............................................11

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................11
      5.1   Organization and Corporate Power................................11

      5.2   Subsidiaries....................................................12
      5.3   Authorization; No Breach........................................12
      5.4   Capital Stock...................................................13
      5.5   Financial Statements............................................13
      5.6   Absence of Certain Developments.................................14
      5.7   Title to Properties.............................................15
      5.8   Tax Matters.....................................................16
      5.9   Contracts and Commitments.......................................17
      5.10  Proprietary Rights..............................................18
      5.11  Litigation......................................................18
      5.12  Brokerage.......................................................19
      5.13  Governmental Consents, etc. ....................................19
      5.14  Employee Benefit Plans..........................................19
      5.15  Insurance.......................................................22
      5.16  Compliance with Laws............................................22
      5.17  Environmental Compliance and Conditions.........................22
      5.18  Banking and Agency Arrangements.................................24
      5.19  Fairness Opinion................................................24
      5.20  Tender Offer....................................................24
      5.21  Stockholder Commitments.........................................25

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT
      STOCKHOLDERS..........................................................25
      6.1   Authority and Related Matters...................................25

SECTION 7.  PRECLOSING COVENANTS............................................26
      7.1   Conduct of the Business.........................................26
      7.2   Access to Books and Records.....................................26
      7.3   Notification....................................................27
      7.4   Action..........................................................27
      7.5   Exclusive Dealing...............................................28
      7.6   Agreement to Merge..............................................28
      7.7   Buyer Members...................................................29

SECTION 8.  AFFIRMATIVE COVENANTS OF BUYER..................................29
      8.1   Action..........................................................29
      8.2   Confidentiality.................................................29

SECTION 9.  CONDITIONS OF CLOSING...........................................29
      9.1   Conditions to Obligations of Buyer..............................29
            (a)   Representations and Warranties of the Company.............29
            (b)   Compliance With Agreement.................................29

            (c)   No Proceedings............................................29
            (d)   Approvals.................................................30
            (e)   Resignations..............................................30
            (f)   Solvency Opinion..........................................30
            (g)   Required Consents; HSR Act................................30
            (h)   Redemption and Stock Purchases............................30
            (i)   Management Agreements.....................................30
            (j)   Paying Agency Agreement...................................30
            (k)   Opinion...................................................31
            (l)   Organizational Documents..................................31
            (m)   Recapitalization Accounting...............................31
            (n)   Financing.................................................31
      9.2   Conditions to Obligations of the Company........................31
            (a)   Representations and Warranties of Buyer...................31
            (b)   Compliance With Agreement.................................32
            (c)   No Proceedings............................................32
            (d)   Solvency Opinion..........................................32
            (e)   Required Consents; HSR Act................................32
            (f)   Financing.................................................32
            (g)   Purchase of New Shares....................................32
            (h)   Stockholder and Optionholder Deliveries...................32
            (i)   Purchase of Management Shares.............................32
            (j)   Opinion...................................................33
            (k)   Organizational Documents..................................33
            (l)   Recapitalization Accounting...............................33
      9.3   Condition to Obligations of the Management Stockholders.........33
            (a)   Representations and Warranties of Buyer...................33
            (b)   Compliance With Agreement.................................33
            (c)   No Proceedings............................................33
            (d)   Solvency Opinion..........................................34
            (e)   Redemptions, Repurchases and Purchases....................34
            (f)   Purchase of New Shares....................................34
            (g)   Management Agreements.....................................34
            (h)   Management Bonus..........................................34

SECTION 10. ADDITIONAL COVENANTS OF THE PARTIES.............................34
      10.1  Confidentiality of Information..................................34
      10.2  Books and Records...............................................35
      10.3  Notification....................................................35
      10.4  Director and Officer Liability and Indemnification..............35
      10.5  Regulatory Filings..............................................36
      10.6  Contact with Customers and Suppliers............................36

      10.7  Solvency Opinion................................................36
      10.8  Survival........................................................36
      10.9  Paying Agency Agreement.........................................36
      10.10 Limitation of Recourse..........................................36
      10.11 Disclosure Generally............................................37
      10.12 Acknowledgment by Buyer.........................................37
      10.13 Transfer and Similar Taxes......................................38
      10.14 Further Assurances..............................................38
      10.15 Appointment of New Board........................................38
      10.16 Waiver of Certain Rights........................................38
      10.17 New Option Plan.................................................38
      10.18 ESOP............................................................39
      10.19 Retirement Plans................................................39
      10.20 Prohibition.....................................................39
      10.21 Exchange of Shares..............................................39
      10.22 Related Stockholder Commitments.................................39

SECTION 11. TERMINATION.....................................................40
      11.1  Termination.....................................................40
      11.2  Effect of Termination...........................................40

SECTION 12. MISCELLANEOUS...................................................40
      12.1  Notices.........................................................40
      12.2  Entire Agreement................................................42
      12.3  Assignability and Amendments....................................42
      12.4  Waiver..........................................................42
      12.5  Governing Law...................................................42
      12.6  Captions........................................................42
      12.7  Press Releases and Communications...............................43
      12.8  Counterparts....................................................43
      12.9  Expenses........................................................43
      12.10 Severability....................................................43

EXHIBITS:

Exhibit A   -     Form of Support Agreement
Exhibit B   -     Description of Charter Amendment
Exhibit C   -     Agreement and Plan of Merger
Exhibit D   -     Form of Stockholders' Agreement

SCHEDULES:

Schedule of Rollover Options

Schedule of Other Continuing Stockholders

Recapitalization and Stock Purchase Schedule

      Section 2.1 :     Buyer's Purchase of New Shares
      Section 2.2 :     Company Redemption of Shares
      Section 2.3 :     Company Repurchase of Options
      Section 2.4 :     Buyer's Purchase of Management Shares

Disclosure Schedule

      Section 4.8       :     Financing Commitment
      Section 4.9       :     Equity Commitment
      Section 5.1       :     Organization and Corporate Power
      Section 5.2       :     Subsidiaries
      Section 5.4       :     Capital Stock
      Section 5.5       :     Financial Statements
      Section 5.6       :     Absence of Certain Developments
      Section 5.7       :     Title to Properties
      Section 5.8       :     Tax Matters
      Section 5.9       :     Contracts and Commitments
      Section 5.10      :     Proprietary Rights
      Section 5.11      :     Litigation
      Section 5.13      :     Governmental Consents, etc.
      Section 5.14      :     Employee Benefit Plans
      Section 5.15      :     Insurance
      Section 5.17      :     Environmental Compliance and Conditions
      Section 5.18      :     Banking and Agency Arrangements
      Section 6.1       :     Authority and Related Matters
      Section 9.1(g)    :     Required Consents; HSR Act
      Section 9.2(f)    :     Required Consents; HSR Act

                  RECAPITALIZATION AND STOCK PURCHASE AGREEMENT

      THIS RECAPITALIZATION AND STOCK PURCHASE AGREEMENT (this
"Agreement") made and entered into as of November 26, 1996, by and among CII Acquisition LLC, a Delaware limited liability company ("Buyer"), Canberra Industries, Inc., a Delaware corporation (the "Company"), and each of the Management Stockholders (as defined below) signatories hereto.

                              W I T N E S S E T H:

      WHEREAS, Buyer desires to purchase from the Company and the Management Stockholders, and the Company and the Management Stockholders desire to sell to Buyer, shares of the Company's Common Stock, and the Company desires to repurchase from the Non-Management Stockholders shares of its Common Stock such that Buyer shall own, immediately following the closing of the transactions provided for in this Agreement, between 67.9% and 70.8% of the Fully Diluted, as hereinafter defined, shares of the Company's Common Stock, and the Management Stockholders and the Other Continuing Stockholders together shall own between 32.1% and 29.2% of the Fully Diluted shares of the Company's Common Stock; and

      WHEREAS, it is intended that the transactions contemplated hereby be recorded as a recapitalization for financial reporting purposes.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all of the parties to this Agreement, the parties to this Agreement agree as follows:

                             SECTION 1. DEFINITIONS

      1.1 Definitions. The following terms shall have the following respective meanings:

            "Agreement" shall mean this Recapitalization and Stock Purchase Agreement, including all schedules and exhibits hereto (each of which is hereby incorporated as a part of this Agreement) and amendments hereto or thereto.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Confidentiality Agreement" shall mean that certain Confidentiality Agreement between Stonington Partners, Inc. and the Company dated July 25, 1996.

            "Foreign Subsidiary Reorganization" shall mean the possible restructuring of foreign Subsidiaries before Closing in a manner to be agreed upon between Buyer and the

Company.

            "Fully Diluted", when used with reference to shares of the Common Stock of the Company, shall mean the number of issued and outstanding shares of Common Stock (including therein Unvested Shares) plus the number of shares of Common Stock issuable upon exercise of Options outstanding at the relevant time (without taking into account new shares issuable pursuant to options under the New Option Plan).

            "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

            "Management Bonus" shall mean the aggregate amount accruing through the Closing Date and payable to the Management Stockholders pursuant to (i) the customary executive bonus pool established by the Company in aggregate amount not more than $1.5 million for U.S. employees and $250,000 for non-U.S. employees, and (ii) a special bonus pool of not more than $1.2 million.

            "Management Stockholder Representatives" shall mean both of Emery G. Olcott and Richard T. McKernan.

            "Management Stockholders" shall mean, collectively, Emery G. Olcott, Richard T. McKernan, George Serrano, Orren K. Tench, Staf van Cauter, Michael A. Zebarth, Manfred Boesel, Benjamin Campagnuolo, Michael Catalano, Michael Charland, Eugene Della Vecchia, Kevin Kuhn, Daniel Meert, Arthur Nacht, and Charles Wherlock and "Management Stockholder" shall mean each of such Persons, individually.

            "Material Adverse Effect" shall mean, with respect to any event, matter, condition or circumstance, a material adverse effect upon the financial condition, operating results, business or prospects of the Company and its Subsidiaries, or such other relevant entity, taken as a whole, or upon the ability of any party hereto to consummate the transactions contemplated hereby.

            "Non-Management Stockholders" shall mean all record holders of any outstanding shares of Common Stock, other than the Management Stockholders.

            "Other Continuing Stockholders" shall mean, collectively, such Non-Management Stockholders as shall be determined by the Company and reasonably approved by Buyer and who shall sign an agreement ("Exchange Agreement"), in form reasonably satisfactory to the Company and Buyer agreeing to exchange his Other Continuing Stockholder Retained Shares for shares of New Common Stock if the charter amendment described in Section 7.6(a) shall become effective; provided that the number of Other Continuing Stockholder Retained Shares, together with the number of Management Retained Shares, shall, in the aggregate, be more than 1,053,303 but less than 1,188,135 (in each case excluding Rollover Options). The Company shall prepare and submit to Buyer a Schedule of Other Continuing Stockholders (the "Schedule of Other Continuing Stockholders") at least 5 days before the Closing identifying each of the Other Continuing Shareholders and the number of Other Continuing Shareholder Retained Shares to be retained by each of them. Such Schedule shall be subject to the reasonable approval of Buyer.

            "Paying Agency Agreement" shall mean that certain Paying Agency Agreement by and among the Company and the Paying Agent, whereby the Paying Agent will be appointed to perform certain actions on behalf of the Stockholders and Optionholders in connection with the transactions contemplated hereby.

            "Paying Agent" shall mean a paying agent to be agreed upon by the Company and Buyer, acting pursuant to the terms of the Paying Agency Agreement.

            "Person" shall include any individual, corporation, trust, estate, partnership, joint venture, company, limited liability company, organization or association (whether incorporated or not), governmental bureau, department or agency thereof, or other entity of whatsoever kind or nature.

            "Rollover Options" shall mean Options for an aggregate of 300,000 shares of Common Stock held by Optionholders listed on the Schedule of Rollover Options (the "Schedule of Rollover Options"), in the amounts and at the strike prices enumerated for each Optionholder thereon, such that an average exercise price of all Rollover Options shall be between $10.00 and $10.50 per share. The Company shall prepare and submit to Buyer the Schedule of Rollover Options at least 5 days before the Closing identifying each of the Optionholders to hold Rollover Options and the number of such Rollover Options. Such Schedule shall be subject to the reasonable approval of Buyer.

            "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, adverse claim, charge or other lien, other than (i) mechanic's, materialmen's and similar liens arising in the ordinary course of business, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, provided that in either case adequate reserves are being maintained in accordance with GAAP, (iii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (iv) liens on goods in transit incurred pursuant to those documentary letters of credit listed on the Disclosure Schedule and (v) purchase money liens and liens securing rental payments under those capital lease arrangements listed on the Disclosure Schedule, if any.

            "Share Purchase Price" shall mean $22.25 per share.

            "Stockholders" shall mean all of the Management Stockholders and the Non-Management Stockholders collectively.

            "Subsidiary" of a Person shall mean a corporation controlled by such Person, directly or indirectly through one or more intermediaries.

            "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

            "Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment, payment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

      1.2 Other Defined Terms. The capitalized terms set forth below are defined in the following sections of this Agreement:

            Defined Term                                               Section
            ------------                                               -------

            Agreement..................................................Preface
            Buyer......................................................Preface
            Buyer Member...................................................4.1
            Buyer's Representatives........................................7.2
            Cancelled Options...........................................2.3(a)
            Closing........................................................3.1
            Closing Date...................................................3.1
            Common Stock...................................................5.4
            Company....................................................Preface
            Disclosure Schedule...................................Preface to 5
            Environmental Claim...........................................5.17
            Environmental Laws............................................5.17
            Environmental Permits.........................................5.17
            Equity Commitment..............................................4.9
            ESOP.........................................................10.18

            ERISA......................................................5.14(a)
            Financing Letters..............................................4.8
            Fund...........................................................4.1
            Hazardous Materials...........................................5.17
            HSR Act........................................................4.5
            Latest Balance Sheet...........................................5.5
            Leases......................................................5.7(b)
            Management Agreements.......................................9.1(i)
            Management Option Shares....................................2.3(b)
            Management Retained Shares.....................................2.4
            Management Shares..............................................2.4
            Merger.........................................................7.6
            Merger Agreement...............................................7.6
            Multiemployer Plan.........................................5.14(f)
            Multiple Employer Plan.....................................5.14(f)
            New Common Stock............................................7.6(a)
            New Option Plan..............................................10.17
            New Shares.....................................................2.1
            Notices.......................................................12.1
            Optionholders..................................................5.4
            Options........................................................5.4
            Other Continuing Stockholder Retained Shares...................2.2
            Owned Property.................................................5.7
            Pension Plans..............................................5.14(a)
            Permits.......................................................5.13
            Permitted Encumbrances.........................................5.7
            Plans......................................................5.14(a)
            Proprietary Rights............................................5.10
            Recapitalization and Stock Purchase Schedule...................2.2
            Redemption Shares..............................................2.2
            Related Stockholders...........................................2.4
            Retirement Plans.............................................10.19
            Revised Disclosure Schedule....................................7.3
            Rollover Options...............................................2.3
            Securities Act.................................................4.6
            SERPs.......................................................7.1(b)
            Tender Offer...................................................2.2
            Tender Offer Documents........................................5.20
            Unvested Shares................................................5.4
            Welfare Plans..............................................5.14(a)

      1.3 Interpretation. The following rules shall be used in interpreting this
Agreement:

            (a) the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person;

            (b) the descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement;

            (c) the use of the word "including" in this Agreement shall be by way of example rather than by limitation; and

            (d) "the Company's knowledge" shall mean the actual knowledge of any of the Management Stockholders.

               SECTION 2. THE RECAPITALIZATION AND STOCK PURCHASES

      Subject to the terms and conditions set forth herein (including the conditions set forth in Sections 9.1 and 9.2):

      2.1 Buyer's Purchase of New Shares. At the Closing, (a) the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company, for a purchase price per share equal to the Share Purchase Price, an aggregate number of shares of Common Stock (the "New Shares") equal to 4,634,202, less the sum of
(i) the aggregate number of Management Shares which Buyer is obligated to purchase pursuant to Section 2.4 below, (ii) the aggregate number of Other Continuing Stockholder Retained Shares, (iii) the aggregate number of Management Retained Shares, and (iv) a number of shares equal to the number of shares issuable upon exercise of the Rollover Options; and (b) the Company shall issue and deliver to Buyer a certificate or certificates, registered in the name of Buyer, evidencing such New Shares against payment in full of the purchase price therefor.

      2.2 Company Redemption of Shares. As soon as reasonably practicable after the date hereof, the Company shall commence a tender offer to purchase from each Non-Management Stockholder, at a price per share equal to the Share Purchase Price (the "Tender Offer") all shares of Common Stock and all Options held by such Non-Management Stockholder other than (i) the aggregate number of shares to be retained by Other Continuing Stockholders ("Other Continuing Stockholder Retained Shares") as enumerated for each such Other Continuing Stockholder on the Schedule of Other Continuing Stockholders, and (ii) all Rollover Options held by Non-Management Stockholders. At the Closing, the Company shall redeem each share of Common Stock issued and outstanding immediately prior to the Closing that is tendered pursuant to the Tender Offer (the "Redemption Shares") at a redemption price per share equal to the Share Purchase Price.

      2.3 Options.

            (a) At the Closing, the Company shall cancel all Options held by Non-Management Stockholders other than Rollover Options, (the "Cancelled Options"), in exchange for a price per share of Common Stock issuable upon exercise of each such Cancelled Option equal to the Share Purchase Price minus the exercise price per share of Common Stock for such Repurchased Option.

            (b) Immediately prior to Closing, the Management Stockholders shall exercise all Options other than Rollover Options held by them and the Company shall issue to such Management Stockholders the shares of Common Stock issuable upon exercise of such Options ("Management Option Shares").

            (c) The Rollover Options shall not be cancelled and shall remain outstanding after the Closing.

      2.4 Buyer's Purchase of Management Shares. At the Closing, the Management Stockholders shall sell, and shall cause their Related Stockholders (as hereinafter defined) to sell to Buyer, and Buyer shall purchase from the Management Stockholders and Related Stockholders, for a per share purchase price equal to the Share Purchase Price, shares of Common Stock held by such Management Stockholders (which may include Management Option Shares) and Related Stockholders (together the "Management Shares") as set forth on the Recapitalization and Stock Purchase Schedule (the "Recapitalization and Stock Purchase Schedule"). Management Shares (i) shall include all shares of Common Stock held by the Management Stockholders other than the aggregate number of shares to be retained by Management Stockholders and Related Stockholders (together the "Management Retained Shares") as enumerated for each Management Stockholder on the Recapitalization and Stock Purchase Schedule, and (ii) may include the shares of any Persons related to Management Stockholders (including, without limitation, in a manner specified in Section 318 of the Code) ("Related Stockholders") to the extent so specified in the Recapitalization and Stock Purchase Schedule. The Company may from time to time up to 5 days before Closing revise the information referred to herein on the Recapitalization and Stock Purchase Schedule by delivering to Buyer a revised Schedule; provided that the number of Management Retained Shares, together with the number of Other Continuing Stockholder Retained Shares, shall, in the aggregate, be more than 1,053,303 but less than 1,188,135 (in each case excluding Rollover Options). Any such revised Schedule shall be subject to Buyer's consent, which shall not be unreasonably withheld.

                               SECTION 3. CLOSING

      3.1 The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Day, Berry & Howard, CityPlace I, Hartford, Connecticut 06103, or Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. on February 15, 1997, or such other date and place as the parties may agree in writing. The date of the Closing is referred to herein as the "Closing Date."

      3.2 Deliveries. At the Closing, subject to the terms and conditions set forth herein (including the conditions set forth in Section 9 hereof) each party hereto shall deliver to the appropriate parties hereto each of the documents, instruments or evidences of satisfaction of conditions required to be delivered by such party as a condition to Closing pursuant to Section 9 of this Agreement, in form and substance reasonably satisfactory to the recipient thereof and its counsel. In addition, the following deliveries shall be made at the Closing:

            (a) (i) The Company to Buyer. The Company shall deliver to Buyer certificates representing the New Shares to be purchased by Buyer pursuant to
Section 2.1 hereof. All such New Shares shall be free and clear of any and all Security Interests (as such term is defined, without giving effect to the exceptions set forth in clauses (i) through (v) thereof).

                  (ii) Buyer to the Company. Buyer shall deliver to the Company, by wire transfer of immediately available funds, the aggregate amount set forth in Section 2.1 hereof as the purchase price for the New Shares.

            (b) (i) The Company to the Paying Agent. The Company shall deliver to the Paying Agent, as agent for the Non-Management Stockholders, the purchase price for the Redemption Shares of Non-Management Stockholders as set forth in
Section 2.2, by wire transfer of immediately available funds.

                  (ii) The Paying Agent to the Company. The Paying Agent, on behalf of each Non-Management Stockholder, shall deliver to the Company for cancellation all certificates representing Redemption Shares held by such Non-Management Stockholder immediately prior to the Closing.

            (c) (i) Buyer to the Management Stockholders. Buyer shall deliver to each Management Stockholder and Related Stockholder the purchase price for the Management Shares as set forth in Section 2.4 to be sold to Buyer by such Management Stockholder or

Related Stockholder, by wire transfer of immediately available funds.

                  (ii) Management Stockholders and Related Stockholders to Buyer. Each Management Stockholder shall deliver, and shall cause their Related Stockholders to deliver, to Buyer the certificate or certificates evidencing the Management Shares to be sold to Buyer by such Management Stockholder or Related Stockholder, duly endorsed for transfer or with properly executed stock powers, together with any and all necessary documentary or transfer tax stamps duly affixed and cancelled, free and clear of any and all Security Interests (as such term is defined, without giving effect to the exceptions set forth in clause (i) through (v) thereof).

            (d) (i) The Company and Buyer to the Optionholders. The Company and Buyer shall deliver to the Optionholders the price being paid in exchange for the Cancelled Options of the Optionholders as set forth in Section 2.3, by wire transfer of immediately available funds.

                  (ii) Optionholders to the Company. Each Optionholder shall deliver to the Company for cancellation all documents or instruments (if any) representing all Cancelled Options held by such Optionholder.

            (e) Withholding Rights. The Company shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any Optionholder such amounts as the Company is required to deduct and withhold with respect to the making of such payment under applicable tax law. Any amounts so deducted and withheld pursuant to this Section 3.2(e) shall be paid over to the appropriate taxing authority when due. To the extent that amounts are so deducted and withheld by the Company, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Optionholder.

               SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to the Company that:

      4.1 Organization and Corporate Power. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, if any, except where the failure to hold such authorizations, licenses and permits could not reasonably be expected to have a Material Adverse Effect. Stonington Capital Appreciation 1994 Fund, L.P., a Delaware limited partnership (the "Fund"), is the sole member of Buyer ("Buyer Member") and the managing member of Buyer.

      4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been approved by all necessary action on the part of Buyer and Buyer Member and do not conflict with or result in any material breach of, or constitute a material default under, result in a material violation of, result in the creation of any material Security Interest upon any material assets of Buyer or the Buyer Member, or, except as provided in Section 4.5, require any material authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of Buyer's limited liability company agreement or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Buyer or the Buyer Member is bound, or any material law, statute, rule, regulation, order, judgment or decree to which Buyer or any Buyer Member is subject. None of the foregoing items shall be deemed to be "material" unless the failure to meet the requirements thereof could reasonably be expected to have a Material Adverse Effect. Assuming that this Agreement is a valid and binding obligation of the Company and the other parties hereto, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity.

      4.3 Litigation. There are no actions, suits or proceedings pending or, to Buyer's knowledge, threatened in writing against Buyer or the Buyer Member, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be likely to have a Material Adverse Effect.

      4.4 Brokerage. There are no claims against the Company for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated hereby based on any agreement made by or on behalf of Buyer or the Buyer Member.

      4.5 Governmental Consents, etc. Except for the applicable requirements of
(i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"),
(ii) the Atomic Energy Act relating to materials licenses, and (iii) the regulations thereunder, to Buyer's knowledge, no material permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of any other transaction contemplated hereby.

      4.6 No Knowledge of Misrepresentations or Omissions. Except as may be disclosed to the Company in writing, Buyer has no actual knowledge that any of the representations and warranties of the Company in this Agreement, the Disclosure Schedule and the Revised Disclosure Schedule hereto are not true and correct in all material respects, and Buyer has no actual knowledge of any material errors in, or material omissions from, the Disclosure Schedule or the Revised Disclosure Schedule to this Agreement.

      4.7 Investment Intent. Buyer is acquiring the Common Stock hereunder for its own account with the present intention of holding such for investment purposes and not with a view to or for sale in connection with any public distribution of the Common Stock in violation of any federal or state securities laws. Buyer is an "accredited investor" (as such term is defined under Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). A duly authorized officer or director of the Managing Member of Buyer who is sophisticated in financial matters and is able to evaluate the risks and benefits of Buyer's investment in the Common Stock has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Common Stock, has had full access to such other information concerning the Company as Buyer has requested and possesses substantial information about, and familiarity with, the Company as a result of the information provided. Buyer acknowledges that the Common Stock is being issued and sold under exemptions from registration provided in the Securities Act and under applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or applicable state securities laws or an exemption from such registration is available, and that the certificates representing the Common Stock purchased pursuant to this Agreement will be imprinted with a legend to such effect.

      4.8 Financing Commitment. Attached as Section 4.8 of the Disclosure Schedule are financing letters obtained by Buyer (the "Financing Letters"). The financing outlined in the Financing Letters is sufficient to fund the purchase of the Redemption Shares and the Cancelled Options and to consummate the other transactions contemplated hereby. Upon execution and acceptance thereof by the parties thereto, such Financing Letters, from Bank of America National Trust and Savings Association and BA Securities, Inc., and from CIBC Wood Gundy Securities Corp. and CIBC Inc., shall be binding upon and enforceable against the parties thereto in accordance with their terms.

      4.9 Equity Commitment. Attached hereto as Section 4.9 of the Disclosure
Schedule is an equity commitment letter setting forth, among other things, the binding commitment of the Buyer Member to provide $71.5 million of equity to Buyer to consummate the transactions described herein subject to the conditions set forth therein.

            SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Buyer that, except as disclosed on the Disclosure Schedule attached hereto (the "Disclosure Schedule"):

      5.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Company and each of its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is qualified to do business and is in good standing in each of the jurisdictions listed in Section 5.1 of the Disclosure Schedule. Those jurisdictions are the only jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      5.2 Subsidiaries. The Disclosure Schedule lists every Subsidiary of the Company and every stock, partnership, member, joint venture or other equity interest owned by the Company or any of its Subsidiaries in any other corporation, partnership, organization or entity or any rights to acquire the same (excluding any such interest amounting to less than 1% of the equity of the entity). Each of the Company's Subsidiaries is qualified to do business and is in good standing in each of the jurisdictions listed in Section 5.2 of the Disclosure Schedule. Those jurisdictions are the only jurisdictions in which the ownership or leasing of such Subsidiary's properties or the conduct of such Subsidiary's business requires such qualification, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the outstanding capital stock of each of the Subsidiaries has been validly issued and is fully paid and non-assessable. Except as disclosed in Section 5.2 of the Disclosure Schedule,
(i) there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any capital stock or other securities of any of the Subsidiaries, and (ii) there are no agreements or other obligations (contingent or otherwise) which require any of the Subsidiaries to repurchase or otherwise acquire any of such Subsidiary's capital stock or other securities. The Company or a Subsidiary owns directly the amount of shares of capital stock of each of the Subsidiaries set forth in
Section 5.2 of the Disclosure Schedule as being owned by them, free of pre-emptive and any subscription rights and from all Security Interests.

      5.3 Authorization; No Breach. Except as set forth in Section 5.13, and assuming the consents listed in the Disclosure Schedule pursuant to Section 5.09(d) have been obtained, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been approved by all necessary corporate action on the part of the Company's Board of Directors and do not conflict with or result in any material breach of, or constitute a material default under, result in a material violation of, result in the creation of any material Security Interest upon any material assets of the Company or any of its Subsidiaries, or require any material authorization, consent, approval, exemption or other action by or notice to any third party or any court or other governmental body under, the provisions of the Certificate of Incorporation or bylaws or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company or any Subsidiary is bound, or any material law, statute, rule, regulation, order, judgment or decree to which the Company or any Subsidiary is subject. None of the foregoing items shall be deemed to be "material" unless the failure to meet the requirements thereof, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Board of Directors of the Company, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Stockholders, has approved this Agreement and the transactions contemplated hereby and has recommended that the Non-Management Stockholders tender shares of Common Stock held by them pursuant to the Tender Offer. Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity.

      5.4 Capital Stock. The authorized number of shares of capital stock of the Company consist of 15,000,000 shares of common stock, $.01 par value ("Common Stock"), of which 12,146,352 shares are issued and outstanding on the date hereof (including therein 104,141 shares that are restricted and subject to unsatisfied vesting conditions ("Unvested Shares") and 777,869 shares are held in treasury. Set forth on the Disclosure Schedule is a complete list of the record holders of the Common Stock as shown on the records of the Company as of the date hereof, together with the record number of shares held by each such Stockholder as shown on the records of the Company. All of the outstanding shares of Common Stock of the Company have been duly authorized and are validly issued, fully paid (provided that Unvested Shares are subject to vesting requirements) and nonassessable. The shares of Common Stock of the Company to be issued pursuant to Section 2.1 hereof have been duly authorized and, when issued and delivered against payment of the purchase price therefor in the manner set forth in this Agreement, will be validly issued, fully paid and non-assessable. The Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as is set forth in Section 5.4 of the Disclosure Schedule, (i) there are no voting agreements, stockholder agreements or other similar agreements to which the Company is a party or of which the Company is aware, (ii) there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of Common Stock or other equity securities of the Company of any kind, and (iii) there are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire any shares of the Company's Common Stock or other equity securities. The Disclosure Schedule sets forth the amounts, holders and exercise price for all outstanding options to acquire Common Stock from the Company ("Options") and the Persons who hold such Options (the "Optionholders").

      5.5 Financial Statements. The Company has furnished Buyer with copies of
(i) its unaudited consolidated balance sheet as of September 30, 1996, and the related consolidated statement of income and consolidated statement of changes in financial position for the nine-month period then ended (such balance sheet is referred to herein as the "Latest Balance Sheet"), (ii) its audited consolidated balance sheet and consolidated statements of income, consolidated statements of stockholders' equity, and consolidated statements of cash flows, for the fiscal years ended December 31, 1995 and December 31, 1994, together with the notes thereto, and (iii) its unaudited consolidating balance sheet and statement of income as of and for the nine-month period ended September 30, 1996. Such financial statements have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures, (ii) changes resulting from normal year-end adjustments and accruals, which adjustments and accruals are consistent with those made or recorded in the prior year and (iii) the Company does not prepare interim consolidated statements of cash flows. Except to the extent specifically reserved against or reflected on the Latest Balance Sheet or set forth in the Disclosure Schedule or otherwise contemplated by this Agreement, the Company has no liabilities or obligations of any nature, whether liquidated, unliquidated, absolute, contingent or otherwise which are or could reasonably be expected to have a Material Adverse Effect.

      5.6 Absence of Certain Developments. Except as otherwise contemplated by this Agreement or as set forth in the Disclosure Schedule, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

            (a) borrowed any amount or incurred or become subject to any material liabilities, except liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) under existing credit facilities necessary to meet ordinary course working capital requirements;

            (b) mortgaged any of its real property, or, except in the ordinary course of business, pledged or subjected to any Security Interest any portion of its other assets;

            (c) except in the ordinary course of business, sold, assigned or transferred any portion of its tangible assets;

            (d) sold, assigned or transferred any material patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

            (e) suffered any extraordinary losses or waived any rights of material value;

            (f) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

            (g) declared or paid any dividends or made any distributions on the Company's capital stock or other equity securities or redeemed or purchased any shares of the Company's capital stock or other equity securities;

            (h) increased the compensation, benefits or bonuses of any employee, officer or director other than normal wage or salary increases granted in the ordinary course of business;

            (i) suffered any event, condition or circumstance that could reasonably be likely to have a Material Adverse Effect;

            (j) changed its accounting methods, principles or practices or reversed any previously established accounting provisions, or realized any extraordinary or non-recurring gain;

            (k) failed to pay any material obligation of the Company or any of its Subsidiaries, except any such obligation disputed in good faith;

            (l) settled any pending or threatened litigation involving the payment by the Company or any of its Subsidiaries of an amount exceeding $250,000; or

            (m) entered into any agreement, arrangement or understanding, or otherwise resolved or committed, to do any of the foregoing.

      5.7 Title to Properties.

            (a) Set forth in Section 5.7 of the Disclosure Schedule is a list of all fee simple interests in real property and improvements thereon owned by the Company or any of its

Subsidiaries (the "Owned Property"). Except as set forth in Section 5.7 of the Disclosure Schedule, the Company and its Subsidiaries have good and marketable record title to their respective Owned Property free and clear of any liens, mortgages, easements, rights-of-way, licenses, use restrictions, claims, charges, options, title defects or encumbrances of any nature whatsoever, except for the Permitted Encumbrances (as defined below). As used herein, the term "Permitted Encumbrances" means (i) liens for taxes, assessments and user charges not yet due and payable or which are being contested in good faith and by appropriate proceedings; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens, choate or inchoate, arising in the ordinary course of business which are less than $10,000 in amount and which are being contested in good faith and by appropriate proceedings; or (iii) easements, rights-of-way, encroachments, restrictions, leases, title defects, agreements, conditions and other similar encumbrances which, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable Owned Property and (B) do not materially detract from the use, utility or value of the applicable Owned Property or otherwise materially impair the present business operations at such location of the Company or its Subsidiaries.

            (b) The real property demised by the leases described in Section 5.7 of the Disclosure Schedule (the "Leases") constitutes all of the real property leased by the Company and its Subsidiaries. The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases. The Company has delivered to Buyer complete and accurate copies of each of the Leases, and none of the Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. To the Company's knowledge, neither the Company nor any other party thereto is in default in any material respect under any of such Leases.

            (c) The Company owns valid title to all material items of the personal property shown on the Latest Balance Sheet, free and clear of all Security Interests, except (i) such personal property which has been disposed of in the ordinary course of business since the date of the Latest Balance Sheet,
(ii) the Security Interests listed in the Disclosure Schedule, and (iii) such other Security Interests and other encumbrances that do not materially interfere with the use or value of such personal property.

      5.8 Tax Matters. The Company has filed all federal and all material foreign, state, county and local income, excise, property and other Tax Returns which are required to be filed by it. All Taxes shown as owing by the Company on all such returns and all other Taxes payable by the Company have been fully paid or properly accrued in accordance with GAAP. The Company has furnished to the Buyer complete and accurate copies of all such Tax Returns that are or have been required to be filed for all taxable periods for which the statute of limitations has not run, examination reports, and statements of deficiencies assessed against or agreed to by the Company. All such Tax Returns are true and correct in all material respects; the provision for taxes on the Latest Balance Sheet is sufficient for all accrued and unpaid Taxes as of the date thereof; and all material Taxes which the Company is obligated to withhold (a) from amounts owing to any employee, creditor or third party or (b) with respect to any of its assets or business have been paid or properly accrued in accordance with GAAP. In addition, except as set forth in Section 5.8 of the Disclosure Schedule, (i) no taxing authority is now asserting or, to the Company's knowledge, threatening to assert against the Company any deficiency or claim for Taxes, (ii) the Company has not granted any waiver of any statute of limitations with respect to any Tax, (iii) the Company is not currently under, or has not received notice of commencement of, any Tax audit, and is not a party to any judicial proceeding with respect to Taxes, (iv) there is no contract or agreement under which the Company has, or may have, an obligation to contribute to the payment of any Tax of any other Person (or pay any amount computed by reference to any Tax of any other Person),
(v) the Company has not been a member of any consolidated, combined, unitary or similar group (other than a group of which the Company has been the common parent) for purposes of filing Tax returns or paying Taxes at any time, (vi) the Company is not a party to or bound by any tax sharing, tax indemnity, tax allocation or similar agreement or arrangement, and (vii) the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

      5.9 Contracts and Commitments.

            (a) Except as set forth in Section 5.9 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any: (i) collective bargaining agreement or contract with any labor union, (ii) bonus, pension, profit sharing, severance, change of control, retirement or other form of deferred compensation or similar agreement or plan, (iii) stock purchase, stock option or similar plan or agreement, other than as set forth in Section 5.14 of the Disclosure Schedule, (iv) contract for the employment of any officer, employee or other person on a full-time or consulting basis, (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of the Company's or any of the Subsidiaries' assets, (vi) guaranty of any obligation for borrowed money or other material guaranty, (vii) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental exceeds $50,000, (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000, (ix) written contract or group of related written contracts (including, without limitation, supply and license agreements) with the same party or related parties for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $100,000, (x) written contract or group of related written contracts (including, without limitation, supply and license agreements) with the same party or related parties for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000, (xi) contract which prohibits the Company from freely engaging in business anywhere in the world, (xii) written or oral contract with any officer, director or stockholder, or (xiii) any material collaboration or cooperation agreement.

            (b) Buyer either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on the Disclosure Schedule, together with all written amendments thereto, and, to the Company's knowledge, accurate descriptions of all oral contracts and amendments referred to therein.

            (c) Each of the contracts listed in Section 5.9 of the Disclosure Schedule constitutes a valid and binding obligation of the Company or any Subsidiary a party thereto and, to the Company's knowledge, constitutes a valid and binding obligation of the other parties thereto. Neither the Company nor any Subsidiary is in default and, to the Company's knowledge, no other party thereto is in default under any contract listed in Section 5.9 of the Disclosure Schedule, except where such default could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (d) The Disclosure Schedule lists all third party consents to, or approvals of, the execution, delivery or performance of this Agreement by the Company required under any material indenture, mortgage, lease, loan agreement, or other material agreement to which the Company or any Subsidiary of the Company is a party.

      5.10 Proprietary Rights. The Disclosure Schedule sets forth a list of all patents, patent applications (including docketed patent or invention disclosures awaiting filing, requests for reexamination, reissues, divisions, continuations, continuations in part, patents of addition and extensions), trademarks, service marks, trade names, corporate names, copyright registrations or copyright applications (collectively, the "Proprietary Rights") necessary to or currently used in the conduct of the Company's and its Subsidiaries' businesses as now conducted. The Company and its Subsidiaries own and possess the right to use the Proprietary Rights, free and clear of any Security Interests, necessary to or currently used in the conduct of their businesses as now conducted. Except as described in Section 5.10 to the Disclosure Schedule, during the five-year period prior to the date of this Agreement, there have been no claims, demands or notices of any Person pertaining to, or any proceedings which are pending or, to the Company's knowledge, threatened, which (i) challenge the Company's or its Subsidiaries' ownership interests in, or rights to use, the Proprietary Rights,
(ii) allege that any product or service of the Company or its Subsidiaries infringe the intellectual property rights of others, or (iii) state that the practice or use of any of the Proprietary Rights requires the consent or license of such Person. To the Company's knowledge, except as set forth in Section 5.10 of the Disclosure Schedule, the Company has not infringed during such five-year period and is not currently infringing on the Proprietary Rights of any other Person. Section 5.10 of the Disclosure Schedule sets forth all material licenses of Proprietary Rights to or from the Company and the Subsidiaries. Such licenses are valid and binding on the Company and the Subsidiaries and, to the Company's knowledge, the other parties thereto, and neither the Company nor any Subsidiary is in default and, to the Company's knowledge, no other party thereto is in default under such licenses, except where such default could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      5.11 Litigation. Section 5.11 of the Disclosure Schedule lists all actions, suits, administrative, arbitration or other proceedings or governmental investigations pending or, to the Company's knowledge, threatened in writing against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which
(a) if determined adversely, could, individually or in the aggregate, either (i) reasonably be expected to have a Material Adverse Effect or (ii) result in damages in excess of $500,000 or (b) relate to the transactions contemplated hereby. Except as set forth in Section 5.11 of the Disclosure Schedule, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Company or any of its Subsidiaries or any of their respective properties or businesses that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      5.12 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated hereby based on any agreement made by or on behalf of the Company other than the fees and expenses of Robert W. Baird & Co. Incorporated that have been disclosed to Buyer (which fees and expenses shall be paid by the Company).

      5.13 Governmental Consents, etc. Section 5.13 of the Disclosure Schedule sets forth a list of all permits, licenses, consents, approvals and authorization of governmental or regulatory authorities (collectively "Permits") necessary to or used in the conduct of the Company's and its Subsidiaries' businesses as now conducted. Each of such Permits is valid, subsisting and in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, except for such suspensions or cancellations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 5.13 of the Disclosure Schedule, no written notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any Permit has been received by the Company or any Subsidiary. To the knowledge of the Company, there are no pending or proposed changes in permit requirements that would require the Company or any Subsidiary to make material additional monetary payments in order to obtain, renew or comply with any Permit. Except for the applicable requirements of (i) the HSR Act, (ii) the Atomic Energy Act relating to materials licenses, and (iii) the regulations thereunder, no material permit, license, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby.

      5.14 Employee Benefit Plans.

            (a) The Disclosure Schedule sets forth a list of all (i) nonqualified deferred compensation or retirement plans, (ii) qualified defined contribution retirement plans, (iii) qualified defined benefit pension plans (the plans described in (ii) and (iii) are collectively referred to as the "Pension Plans"), (iv) welfare benefit plans (the "Welfare Plans"), and (v) other employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by the Company or any Subsidiary of the Company, or to which the Company or any Subsidiary of the Company is obligated to contribute, on behalf of its employees. The Pension Plans and the Welfare Plans are collectively referred to as the "Plans." Each of the Pension Plans has received a favorable determination letter from the Internal Revenue Service that such Plan is a "qualified plan" under Section 401(a) of the Code, and that the related trusts are exempt from tax under
Section 501(a) of the Code, and the Company is not aware of any facts or circumstances that would jeopardize the qualification of such Pension Plan or the related trust. The Plans comply in form and in operation in all material respects with the requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As used in the first sentence of this Section 5.14(a), the terms "defined contribution plans" and "defined benefit plans" have the respective meanings set forth in Sections 3(34) and 3(35) of ERISA.

            (b) With respect to the Plans, all contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company. With respect to the Plans, (i) there are no actions, suits or claims pending, other than routine claims for benefits, (ii) there are no accumulated funding deficiencies (within the meaning of Section 302 of ERISA or Section 412 of the Code), (iii) the fair market value of the assets of each Pension Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested), on a termination basis, and
(iv) there have been no prohibited transactions (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) which could subject the Company to any material liability under the Code or ERISA.

            (c) With respect to each Plan, the Company has furnished to Buyer a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents furnished to Buyer, there are no amendments to any Plan that have been adopted or approved nor has the Company undertaken to make any such amendments.

            (d) Neither the Company nor any of its directors, officers, employees, nor, to the Company's knowledge, any other "fiduciary," as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, any of its Subsidiaries, or Buyer, or any of their respective directors, officers or employees, to any material liability under ERISA or any applicable law.

            (e) The Company has not incurred any material liability for any tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

            (f) No Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan") or a plan subject to Title IV of ERISA, nor has the Company or any ERISA Affiliate of the Company, at any time since September 2, 1974, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or a plan subject to Title IV of ERISA.

            (g) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company following the Closing.

            (h) The Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company.

            (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company, other than pursuant to the transaction described in Section 10.18. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

            (j) No labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company.

            (k) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer plan.

            (l) For purposes of this Section 5.14, (i) "employee" shall be considered to include individuals rendering personal services to the Company as independent contractors; (ii) "Controlled Group Liability" means any and all liabilities under Title IV of ERISA, Section 302 of ERISA, Sections 412 and 4971 of the Code, the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans; (iii) "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

      5.15 Insurance. Section 5.15 of the Disclosure Schedule sets forth a summary of the insurance coverage maintained by the Company and its Subsidiaries. All of such insurance policies are in full force and effect and the Company is not in material default with respect to its obligations under any of such insurance policies.

      5.16 Compliance with Laws. The Company and each of the Subsidiaries have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, except where the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      5.17 Environmental Compliance and Conditions. Except as set forth in
Section 5.17 of the Disclosure Schedule, and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,
(a) each of the Company and its Subsidiaries complies and has complied with all Environmental Laws applicable to the properties, assets or businesses of the Company and its Subsidiaries, and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws except where any non-compliance or failure to possess any Environmental Permit has not had or could not reasonably be expected to result in, individually or in the aggregate, material liability under Environmental Laws; (b) no modification, revocation, reissuance, alteration, transfer, or amendment of any of the Environmental Permits, or any review by, or approval of, any third party of any of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company and its Subsidiaries following such consummation; (c) none of the Company and its Subsidiaries has received any Environmental Claim, and none of the Company and its Subsidiaries is aware after reasonable inquiry of any threatened Environmental Claim; (d) none of the Company and its Subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws;
(e) to the Company's knowledge, there are no past or present events, conditions, circumstances, practices, plans or legal requirements that could reasonably be expected to result in material liability to the Company or any of its Subsidiaries under Environmental Laws, prevent, or reasonably be expected to materially increase the burden on the Company or any Subsidiary of, complying with Environmental Laws or of obtaining, renewing, or complying with all Environmental Permits required under such laws; or (f) to the Company's knowledge, there are and have been no Hazardous Materials or other conditions at or from any property owned, operated or otherwise used by the Company or any Subsidiary now or in the past that could reasonably be expected to give rise to material liability of the Company or any Subsidiary under any Environmental Law. For purposes of this Agreement, the following terms shall have the following meanings:

            "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or
      (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

            "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for the Company and the operations of the Company's and its Subsidiaries' facilities and otherwise to conduct its business under Environmental Laws.

            "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law, as they exist at the date hereof, relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

            "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, substances and forces, including but not limited to electromagnetic fields, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

      5.18 Banking and Agency Arrangements. The Disclosure Schedule sets forth in Section 5.18 a list of:

            (a) each bank, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or safe deposit box or other custodial arrangement and the numbers of such accounts or safe deposit boxes maintained by the Company and any of its Subsidiaries;

            (b) the names of all Persons authorized to draw on each such account or to have access to any such safe deposit box facility; and

            (c) each general or special powers of attorney granted by the Company or any of its Subsidiaries and each other agency arrangement (if any) between the Company and any of its Subsidiaries and any third parties.

      5.19 Fairness Opinion. The Company has received, on or prior to the date hereof, the opinion, in a form reasonably satisfactory to the Company, of Robert W. Baird & Co. Incorporated to the effect that the consideration to be received by the Stockholders for Common Stock in the transactions provided for under Section 2 of this Agreement is fair, from a financial point of view, to such Stockholders.

      5.20 Tender Offer. The Company's offer to purchase shares of Common Stock and Options held by Non-Management Stockholders, the related letter of transmittal and any other information or documents prepared by the Company in connection with the Tender Offer (collectively, the "Tender Offer Documents") shall not, at the time the Tender Offer Documents or any amendments or supplements thereto are first published, sent or given to Non-Management Stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Tender Offer Documents will comply as to form in all material respects with the requirements of applicable law, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Buyer specifically for inclusion in the Tender Offer Documents.

      5.21 Stockholder Commitments. The Company has received written commitments from Stockholders owning a majority of the issued and outstanding Common Stock of the Company to support the transactions provided for herein as set forth in the support agreement attached hereto as Exhibit A ("Support Agreement").

                SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE
                             MANAGEMENT STOCKHOLDERS

      Each Management Stockholder severally (as to himself or herself and not as to any other Management Stockholder) represents and warrants to Buyer that:

      6.1 Authority and Related Matters.

            (a) Such Management Stockholder has all requisite power to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Management Stockholder, and, assuming the due execution hereof by each of the Company, Buyer and the other Management Stockholders, this Agreement (but without making any representation or warranty as to the Management Agreements) constitutes the legal, valid and binding obligation of such Management Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity.

            (b) Such Management Stockholder is the record and beneficial owner of the aggregate number of shares of Common Stock held by such Management Stockholder as set forth on the Recapitalization and Stock Purchase Schedule. Except for this Agreement and the transactions contemplated hereby, and except as disclosed in Section 6.1 to the Disclosure Schedule, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which such Management Stockholder is a party or by which any of his or her respective assets is bound and relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares of Common Stock or other capital stock of the Company. Upon consummation of the transactions contemplated hereby, good title to the shares of Common Stock to be sold by such Management Stockholder will be delivered to Buyer, free and clear of any Security Interests.

            (c) Neither the execution and delivery by such Management Stockholder of this Agreement nor the consummation by such Management Stockholder of the transactions contemplated hereby will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, amendment, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Security Interest upon any of such Management Stockholder's Common Stock or any of the assets or properties of such Management Stockholder under any note, instrument, agreement, mortgage, lease, license, franchise or judgment, order, award or decree to which such Management Stockholder is bound, or any statute, other law or regulatory provision affecting such Management Stockholder.

                         SECTION 7. PRECLOSING COVENANTS

      7.1 Conduct of the Business.

            (a) From the date hereof until the Closing Date, except as contemplated by this Agreement, the Company shall carry on its businesses in the ordinary course and substantially in the same manner as heretofore conducted.

            (b) Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as contemplated by this Agreement or consented to by Buyer, the Company and its Subsidiaries shall not (i) issue, sell or deliver any shares of their capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of their capital stock, (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in their capitalization, (iii) amend their respective Certificates of Incorporation or bylaws, (iv) make any capital expenditures exceeding $250,000 per expenditure or $1,000,000 in the aggregate, (v) amend, modify or waive any rights under any confidentiality or non-disclosure agreements, (vi) enter into any license of material

Proprietary Rights (other than in the ordinary course of business and consistent with past practice), (vii) enter into any contracts that would be required to be set forth on the Disclosure Schedule pursuant to Section 5.9(d), or (viii) take any action referred to in Section 5.6 hereof; provided that, notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted, prior to or concurrent with the Closing, (v) to establish a so-called Rabbi Trust with respect to the existing Supplemental Executive Retirement Agreements ("SERPs") with Messrs. Olcott, McKernan and Tench and to fund said trust as contemplated by said SERPs with an aggregate contribution of no more than $1.9 million, (w) to pay the Management Bonus, (x) to effect the Foreign Subsidiary Reorganization, (y) to eliminate any vesting requirement in outstanding Options listed on Section 7.1 of the Disclosure Schedule, and (z) to repurchase the Cancelled Options and issue the Management Option Shares as provided in Section 2.3.

      7.2 Access to Books and Records. From the date hereof until the Closing Date, the Company shall afford to Buyer and its authorized representatives (the "Buyer's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries.

      7.3 Notification. From the date hereof until the Closing Date, the Company shall disclose to Buyer in writing any material variances from the representations and warranties made by it in Article 5 promptly upon discovery thereof, and such disclosures shall be deemed to amend and/or supplement the Disclosure Schedule attached hereto in the form of a "Revised Disclosure Schedule" delivered to Buyer. The Revised Disclosure Schedule shall cure and correct for all purposes, other than Section 9.1(a), any breach of any representation or warranty which would have existed by reason of the Company not having added such Revised Disclosure Schedule.

      7.4 Action.

            (a) Subject to the terms and conditions of this Agreement, the Company shall take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable (to the extent commercially reasonable) under applicable laws and regulations to consummate and make effective the transactions contemplated hereby as soon as reasonably possible (including using reasonable efforts to cause the conditions set forth in Section
9.1 to be satisfied).

            (b) Promptly following the date of this Agreement, the Company shall undertake to prepare the Tender Offer Documents, and Buyer shall cooperate with the Company with respect thereto. All mailings to Stockholders in connection with the Tender Offer shall be subject to the prior review, comment and reasonable approval of Buyer. The Company will use its best efforts to cause the Tender Offer Documents to be mailed to the Stockholders as promptly as practicable following execution of this Agreement. The Company agrees promptly to correct any information in the Tender Offer Documents that shall be or have become false or misleading in any material respect. The Company shall not, without Buyer's prior consent, which consent shall not be unreasonably withheld, waive any material condition to the Tender Offer or make any other material changes in the terms and conditions of the Tender Offer. The Company, at Buyer's reasonable request, shall extend the Tender Offer, provided that this Agreement has not theretofore been terminated. Buyer shall not request that the Company make any change to the terms and conditions of the Tender Offer which decreases the price per share of Common Stock payable in the Tender Offer, changes the form of consideration payable in the Tender Offer (other than by adding consideration) or imposes conditions to the Tender Offer which are, in the judgment of the Company, materially adverse to the Stockholders.

            (c) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all reasonably necessary cooperation in connection with the arrangement of the financing contemplated by the Commitment Letters.

            (d) The Company and Buyer shall cooperate with any reasonable requests of the other or of the Company's or Buyer's certified public accountants related to the recording of the transactions contemplated by this Agreement as a recapitalization for financial reporting purposes. In furtherance of the foregoing, the Company and Buyer shall each provide to the other for the prior review of the advisors of such other any description of the transactions contemplated by this Agreement which is meant to be disseminated.

      7.5 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to
Section 11.1, neither the Company nor the Management Stockholders shall engage in discussions or negotiations with any Person (other than Buyer and Buyer's Representatives) concerning, or enter into any agreement with respect to, any purchase or sale of the Common Stock or any merger, sale of substantial assets or similar transaction involving the Company (other than the sale of assets in the ordinary course of business consistent with past practice) or its securities, and the Company shall instruct its representatives or agents to cease all such discussions or negotiations. From and after the date hereof, the Company or its advisors shall use reasonable efforts to secure the return of confidential information regarding the Company which has been provided to any Person (other than Buyer and Buyer's Representatives) in connection with discussions or negotiations concerning any of the foregoing transactions. The Company shall notify Buyer as promptly as practicable of all the relevant details relating to all inquiries or proposals which it or any of its officers, directors, employees or representatives may receive after the date of this Agreement relating to any such transactions and, if such inquiry or proposal is in writing, the Company shall deliver to Buyer a copy thereof.

      7.6 Agreement to Merge. In the event that less than 100% of the Fully Diluted shares of Common Stock (other than New Shares, Other Continuing Stockholder Retained Shares, Management Retained Shares, and Rollover Options) have been validly tendered by the holders thereof in the Tender Offer and not withdrawn or are being purchased by Buyer pursuant to Section 2.4, unless otherwise expressly agreed by the Company, Buyer and the Management Stockholder Representatives, (a) the charter of the Company shall be duly amended to provide for a new class of Common Stock ("New Common Stock") as described in Exhibit B hereto, (b) the Company, Buyer and the Management Stockholders agree that a merger (the "Merger") pursuant to the agreement and plan of merger attached hereto as Exhibit C (as the same may be amended from time to time) (the "Merger Agreement") shall be consummated with the result that, after giving effect thereto, 100% of the Common Stock held by the Non-Management Stockholders (but excluding the Other Continuing Stockholder Retained Shares) will be acquired for an amount of cash per share equal to the Share Purchase Price, and Buyer shall own between 67.9% and 70.8% of the Fully Diluted capital stock of the Company and the Management Stockholders and Other Continuing Stockholders shall own between 32.1% and 29.2% of the Fully Diluted capital stock of the Company, and
(c) prior to the Merger, each Management Stockholder (together with Related Stockholders and Other Continuing Stockholders as provided in the Merger Agreement) shall surrender and exchange all Management Shares held by such Management Stockholder for New Canberra Common Stock as provided in Section 1.1 of the Merger Agreement. In no event shall the Merger include a merger of the Buyer with the Company.

      7.7 Buyer Members. From the date hereof until the Closing Date, the membership of Buyer shall consist solely of the Fund or of the Fund and a wholly-owned affiliate of the Fund.

                    SECTION 8. AFFIRMATIVE COVENANTS OF BUYER

      Buyer agrees that, from the date hereof, through and including the Closing, Buyer shall:

      8.1 Action. Subject to the terms and conditions of this Agreement, take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable (to the extent commercially reasonable) under applicable laws and regulations to consummate and make effective the transactions contemplated hereby (including using reasonable efforts to cause the conditions set forth in Section 9.2 to be satisfied and to consummate the transactions contemplated hereby as soon as reasonably possible). Buyer agrees to use its reasonable best efforts to arrange the financing contemplated by the Financing Letters, including using its reasonable best efforts (A) to assist the Company in the negotiation of definitive agreements with respect thereto and (B) to satisfy all conditions applicable to Buyer in such definitive agreements.

Subject to the conditions set forth in Section 9.1, Buyer agrees to obtain the equity committed pursuant to the Equity Commitment.

      8.2 Confidentiality. Continue to comply in all respects with the terms of the Confidentiality Agreement.

                        SECTION 9. CONDITIONS OF CLOSING

      9.1 Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver at or immediately prior to the Closing of the following conditions:

            (a) Representations and Warranties of the Company. The representations and warranties made by the Company in Section 5 of this Agreement shall be true and correct (without giving effect to any knowledge qualifications contained therein and excluding the effect of materiality qualifiers or any materiality standard contained therein) at and as of the Closing Date as though then made, except to the extent that all inaccuracies in such representations and warranties do not, individually or in the aggregate, have a Material Adverse Effect.

            (b) Compliance With Agreement. Prior to or at the Closing Date, the Company shall have complied in all material respects with all of its material obligations under this Agreement.

            (c) No Proceedings. No action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded or have a Material Adverse Effect upon Buyer or the Company.

            (d) Approvals. Buyer shall have received, in form and substance reasonably satisfactory to Buyer and its counsel, certified copies of all documents evidencing action taken by the Company's Board of Directors with respect to the transactions contemplated hereby.

            (e) Resignations. Immediately prior to the Closing, each of the members of the Company's Board of Directors then in office shall have submitted to Buyer a written resignation as a Director, effective as of the Closing.

            (f) Solvency Opinion. A "solvency opinion" shall have been obtained in form and substance reasonably satisfactory to Buyer and its counsel.

            (g) Required Consents; HSR Act. All consents that are required as a result of the transactions contemplated hereunder and the failure of which to obtain could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect shall have been obtained and all applicable waiting periods in respect of the transactions contemplated hereby under the HSR Act shall have been terminated or expired.

            (h) Redemption and Stock Purchases. Subject to Section 7.6, the Company shall have redeemed the Redemption Shares in accordance with Section 2.2 hereof and repurchased the Cancelled Options in accordance with Section 2.3 hereof, the Company shall have issued to Buyer stock certificates representing the New Shares in accordance with Section 2.1, and the Management Stockholders shall have delivered to Buyer stock certificates representing the Management Shares duly endorsed for transfer or with duly executed stock powers in accordance with Section 2.4.

            (i) Management Agreements. The Company shall have (i) established the New Option Plan, (ii) entered into employment agreements with Messrs. Olcott and McKernan in substantially the forms heretofore discussed between Buyer and Messrs. Olcott and McKernan, and (iii) entered into a stockholders' agreement with each of the Management Stockholder Representatives in substantially the form attached hereto as Exhibit D (the "Stockholders' Agreement"), but with such changes as may be agreed to by the Company, the Buyer, and the Management Stockholder Representatives (the items described in (i), (ii) and (iii) hereof being collectively referred to as the "Management Agreements").

            (j) Paying Agency Agreement. The Company shall have entered into a Paying Agency Agreement in form and substance reasonably satisfactory to Buyer, and such agreement shall be in full force and effect.

            (k) Opinion. Buyer shall have received the opinion of Day, Berry & Howard, counsel to the Company, that (i) the execution, delivery and performance of the Agreement by the Company has been duly authorized and approved by all required corporate action on the part of the Company, (ii) the Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms (subject to customary exceptions) and (iii) when issued, the New Shares shall have been duly authorized, validly issued, fully paid and nonassessable.

            (l) Organizational Documents. The Company shall have delivered to Buyer each of the following: (i) a certificate of the Company, signed by an officer of the Company, certifying to such individual's knowledge and on behalf of the Company the fulfillment of the condition set forth in Section 9.1(a) of this Agreement (taking into account any disclosures made in the Revised Disclosure Schedule), (ii) certified copies of the Company's Certificate of Incorporation, bylaws, and all Board resolutions necessary to consummate the transactions contemplated hereby; (iii) good standing certificates for the jurisdiction of incorporation of the

Company and each of its domestic Subsidiaries and for each jurisdiction in which the Company or Packard Instrument Company, Inc., a Subsidiary, is qualified to do business; and (iv) a certificate, signed by the secretary or assistant secretary of the Company, certifying as to the names of the officers of the Company authorized to sign this Agreement and the other documents contemplated hereby and as to specimens of the true signature of such officers.

            (m) Recapitalization Accounting. The Company shall have delivered to Buyer a certificate of the Company, signed by an officer of the Company, certifying that the Company has been advised by Arthur Andersen LLP that the transactions contemplated hereby shall be recorded as a recapitalization for financial reporting purposes.

            (n) Financing. The Company shall have obtained the financing as contemplated by the Financing Letters (or such alternative financing as is reasonably acceptable to Buyer and the Company).

      Buyer may waive any condition specified in this Section 9.1 if Buyer executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied or waived by Buyer.

      9.2 Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver at or immediately prior to the Closing of the following conditions:

            (a) Representations and Warranties of Buyer. The representations and warranties made by Buyer in or pursuant to this Agreement shall be true and correct in all material respects (without giving effect to any knowledge qualifications contained therein and excluding the effect of multiple materiality qualifiers or any multiple materiality standard) at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement at or prior to the Closing.

            (b) Compliance With Agreement. Prior to or at the Closing Date, Buyer shall have complied in all material respects with all of its material obligations under this Agreement.

            (c) No Proceedings. No action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

            (d) Solvency Opinion. A "solvency opinion" shall have been obtained, and such opinion, in form and substance reasonably satisfactory to counsel to the Company, shall have been addressed and delivered to the Company at or prior to the Closing.

            (e) Required Consents; HSR Act. All consents that are required as a result of the transactions contemplated hereunder and the failure of which to obtain could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect shall have been obtained and all applicable waiting periods in respect of the transactions contemplated hereby under the HSR Act shall have been terminated or expired.

            (f) Financing. The Company shall have obtained the financing as contemplated by the Financing Letters (or such alternative financing as is reasonably acceptable to the Buyer and Company).

            (g) Purchase of New Shares. Subject to Section 7.6, Buyer shall have paid the full purchase price for and accepted delivery from the Company of the New Shares in accordance with Section 2.1 hereof.

            (h) Stockholder and Optionholder Deliveries. Subject to Section 7.6, the Stockholders and Optionholders shall have made their respective deliveries in accordance with Section 3.2 hereof.

            (i) Purchase of Management Shares. Subject to Section 7.6, Buyer shall have paid the full purchase price for and accepted delivery from the Management Stockholders of the Management Shares in accordance with Section 2.4 hereof.

            (j) Opinion. The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Buyer, that (i) the execution, delivery and performance of the Agreement by the Buyer has been duly authorized and approved by all required corporate action on the part of the Buyer, and (ii) the Agreement constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms (subject to customary exceptions).

            (k) Organizational Documents. Buyer shall have delivered to the Company each of the following: (i) a certificate of Buyer, signed by the Managing Member of Buyer, certifying to such individual's knowledge and on behalf of Buyer, the fulfillment of the conditions set forth in Section 9.2(a) of this Agreement, (ii) a certificate of Buyer's Managing Member certifying that all action necessary to authorize the transactions contemplated hereby has been taken; (iii) a good standing certificate for the jurisdiction of organization of Buyer; and (iv) a certificate of Buyer, signed by the Managing Member of Buyer, certifying as to the names of the individuals authorized to sign this Agreement and the other documents contemplated hereby and as to specimens of the true signature of such individuals.

            (l) Recapitalization Accounting. Arthur Andersen LLP shall have advised the Company that the transactions contemplated hereby shall be recorded as a recapitalization for financial reporting purposes.

      The Company may waive any condition specified in this Section 9.2 if the Company executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied or waived by the Company.

      9.3 Condition to Obligations of the Management Stockholders. The obligations of each Management Stockholder to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver at or immediately prior to the Closing of the following conditions:

            (a) Representations and Warranties of Buyer. The representations and warranties made by Buyer in or pursuant to this Agreement shall be true and correct in all material respects (without giving effect to any knowledge qualifications contained therein and excluding the effect of multiple materiality qualifiers or any multiple materiality standard) at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement at or prior to the Closing.

            (b) Compliance With Agreement. Prior to or at the Closing Date, Buyer shall have complied in all material respects with all of its material obligations under this Agreement.

            (c) No Proceedings. No action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

            (d) Solvency Opinion. A "solvency opinion" shall have been obtained, and such opinion, in form and substance reasonably satisfactory to counsel to the Management Stockholder Representatives, shall have been addressed to the Management Stockholders and Optionholders and delivered to the Paying Agent and to the Management Stockholders at or prior to the Closing.

            (e) Redemptions, Repurchases and Purchases. Subject to Section 7.6, the Paying Agent or the Management Stockholders shall have received, in accordance with Section

3.2, payment by wire transfer of immediately available funds as set forth on the Recapitalization and Stock Purchase Schedule of the amounts necessary to redeem, repurchase or purchase, as the case may be, the Redemption Shares, the Cancelled Options and the Management Shares in accordance with Section 2.2, 2.3 and 2.4, respectively, hereof.

            (f) Purchase of New Shares. Subject to Section 7.6, Buyer shall have paid the full purchase price for and accepted delivery from the Company of the New Shares in accordance with Section 2.1 hereof.

            (g) Management Agreements. The Company shall have entered into the Management Agreements.

            (h) Management Bonus. The Company shall have paid to the Management Stockholders the Management Bonus.

      Each Stockholder and Optionholder may waive (as to such Stockholder or Optionholder alone) any condition specified in this Section 9.3 if such Stockholder or Optionholder executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied or waived by each Stockholder and Optionholder.

                 SECTION 10. ADDITIONAL COVENANTS OF THE PARTIES

      10.1 Confidentiality of Information. Buyer acknowledges that the terms and provisions of the Confidentiality Agreement are in full force and effect. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Confidentiality Agreement shall continue to be in full force and effect in accordance with its terms and shall be binding upon Buyer.

      10.2 Books and Records. Unless otherwise consented to in writing by the Paying Agent, the Company shall not, for a period of seven years following the Closing Date, destroy or otherwise dispose of any of the books and records of the Company pertaining to the period prior to the Closing Date without first offering to surrender to the Paying Agent such books and records or any portion thereof which the Company may intend to destroy or dispose of.

      10.3 Notification. Prior to the Closing, Buyer shall promptly notify the Company if Buyer obtain actual knowledge that (i) any of the representations and warranties of the Company in this Agreement and the Disclosure Schedule or the Revised Disclosure Schedule are not true and correct in all material respects, or if Buyer obtains actual knowledge of any material errors in, or omissions from, the Disclosure Schedule or the Revised Disclosure Schedule, or (ii) the representations and warranties of Buyer in this Agreement and the Schedules hereto are not true and correct in all material respects.

      10.4 Director and Officer Liability and Indemnification.

            (a) For a period of seven years after the Closing, the Company shall not, and the Buyer shall not permit the Company to, amend, repeal or modify any provision in the Certificate of Incorporation or bylaws of the Company relating to the exculpation or indemnification of former officers and directors (unless required by law) in any manner adverse to such officers or directors, it being the intent of the parties that the officers and directors of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law.

            (b) The Company shall use its reasonable best efforts to bind, effective as of the Closing Date, from an insurance carrier or carriers reasonably satisfactory to the Company, directors' and officers' liability insurance run-off and tail coverage of the lesser of (i) $20,000,000 and (ii) the coverage that can be purchased for a single premium for six years of coverage of $450,000, protecting those persons who were directors and officers of the Company immediately prior to the Closing from liability with respect to claims made during the six years immediately following the Closing Date as a result of acts or omissions occurring or alleged to have occurred on or prior to the Closing Date which were committed or alleged to have been committed by such officers or directors in their capacity as such. The Company shall pay, at or prior to Closing, all premiums for said coverage for said period of six years.

            (c) If the coverage described in (b) above cannot for any reason be bound, the Company and Buyer hereby agree to maintain in effect continuously during the six years immediately following the Closing Date, from an insurance carrier or carriers reasonably satisfactory to the Management Stockholder Representatives, directors' and officers' liability insurance coverage of the lesser of (i) $20,000,000 and (ii) the coverage that can be purchased for an annual premium of $75,000, protecting those persons who were directors and officers of the Company immediately prior to the Closing from liability with respect to claims made during the six years immediately following the Closing Date as a result of acts or omissions occurring or alleged to have occurred on or prior to the Closing Date which were committed or alleged to have been committed by such officers or directors in their capacity as such. The Company shall maintain such insurance in effect and pay all required premiums for said period of six years.

      10.5 Regulatory Filings. Buyer and the Company shall, as promptly as practicable after execution of this Agreement, make or cause to be made all filings and submissions under the HSR Act (including request for early termination), the Atomic Energy Act with respect to materials licenses, and any other laws or regulations applicable to Buyer or the Company and as may be required of any of them for the consummation of the transactions contemplated hereby, and Buyer shall be responsible for all filing fees under the HSR Act. Buyer and the Company shall coordinate and cooperate with each other in exchanging such information and assistance as any of them may reasonably request in connection with all of the foregoing.

      10.6 Contact with Customers and Suppliers. Buyer and Buyer's Representatives shall not contact or communicate with the employees (other than the Management Stockholders), customers, suppliers and licensors of the Company or its Subsidiaries in connection with the transactions contemplated hereby except with the prior written consent of the Company, which consent may be withheld in the discretion of the Company or conditioned upon an officer of the Company being present at any such meeting or conference.

      10.7 Solvency Opinion. Buyer and the Company shall obtain a "solvency opinion" and shall cause such opinion to be addressed and delivered to the Stockholders and Optionholders and the Company at or prior to the Closing.

      10.8 Survival. The representations and warranties set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall terminate as of the Closing and shall have no further force or effect and neither Buyer nor the Company, nor the individuals signing such certificates, shall have any liability whatsoever on account thereof, except that the representations and warranties of the Management Stockholders set forth in the last sentence of Section 6.1(b) shall survive indefinitely.

      10.9 Paying Agency Agreement. The Company shall enter into the Paying Agency Agreement prior to the Closing.

      10.10 Limitation of Recourse. Following the Closing, neither the Company, any Stockholder, any Optionholder, or the Paying Agent shall have any liability or obligation to indemnify Buyer or the Company or any of their agents, representatives, successors or assigns for any claim or any loss or liability arising from or in any way relating to this Agreement or any of the transactions contemplated hereby or any other transaction or event occurring on or prior to the Closing (including, without limitation, any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance prior to Closing of any covenants or agreements (including those contained in Section 2 and Section 3 of this Agreement) made by the Company in this Agreement or in any Exhibit or Schedule hereto or any certificate or instrument delivered hereunder). Following the Closing, no claim based on, relating to or arising out of any of the foregoing shall be brought or maintained by Buyer or the Company or their respective successors or permitted assigns against any officer, director or employee (present or former) of the Company, the Paying Agent or any Stockholder or Optionholder. Without limiting the generality of the foregoing, in the absence of fraud, neither

Buyer nor its successors or permitted assigns shall be entitled to claim or seek any rescission of the transactions consummated under this Agreement or other remedy at law or in equity. Following the Closing, Buyer and the Company shall have no liability whatsoever with respect to payment of any amount owing pursuant to Section 2 or Section 3 of this Agreement to any Stockholder, Optionholder or Management Stockholder so long as the Company and Buyer, as appropriate, shall have delivered to the Paying Agent or the Management Stockholders the redemption price, repurchase price or purchase price for the Redemption Shares, the Cancelled Options, and the Management Shares, respectively, as set forth in Section 3.2 of this Agreement.

      10.11 Disclosure Generally. If and to the extent any information required to be furnished in the Disclosure Schedule or the Revised Disclosure Schedule is contained in this Agreement or in the Disclosure Schedule or the Revised Disclosure Schedule, such information shall be deemed to be included in all Schedules and all Sections thereof in which the information is required to be included to the extent that it is reasonably apparent that such disclosure relates to the affected Schedule or Section. The inclusion of any information in the Disclosure Schedule or the Revised Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Company, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or required to be disclosed on the Disclosure Schedule or the Revised Disclosure Schedule.

      10.12 Acknowledgment by Buyer. BUYER HAS CONDUCTED TO ITS SATISFACTION AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF THE COMPANY. IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED HEREBY, BUYER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THE SCHEDULES ATTACHED HERETO. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR THE PROSPECTS OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY.

      10.13 Transfer and Similar Taxes. All transfer, documentary, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Company when due, and the Company shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, stamp, registration and other Taxes and fees.

      10.14 Further Assurances. From time to time, as and when requested by any party hereto, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated hereby.

      10.15 Appointment of New Board. Buyer and each Management Stockholder agree that, on the Closing Date and immediately prior to Closing, Buyer and each such Management Stockholder shall take such actions as are necessary and as they are capable of taking to elect the new Directors of the Company as agreed between Buyer and the Management Stockholder Representatives or as set forth in the Management Agreements; provided that, if the Closing shall not occur on the date of such election, Buyer and each such Management Stockholder shall take such actions as are necessary and as they are capable of taking to remove (or cause to be removed) the new Directors and to re-elect (or cause to be re-elected) each of the members of the Board of Directors of the Company in office immediately prior to the election of the new Directors.

      10.16 Waiver of Certain Rights. The Company hereby waives its right of first refusal under the Bylaws of the Company with respect to the sale by the Management Stockholders to Buyer pursuant to Section 2.4 hereof.

      10.17 New Option Plan. The Company shall establish, effective as of the Closing Date, a new stock option plan ("New Option Plan") for employees of the Company, in a form approved by the Company, Buyer, and the Management Stockholder Representatives and shall reserve for issuance thereunder a number of shares equal to thirteen percent (13%) of the outstanding shares of the Company and Rollover Options immediately following the Closing (not less than 602,446 shares). In addition, Buyer and the Management Stockholder Representatives shall agree, at least 5 days before the Closing, on initial grants of options under the New Option Plan to be made effective as of the Closing Date.

      10.18 ESOP. The Company shall authorize and take, on or prior to the Closing Date, all action required to merge the Company's employee stock ownership plan ("ESOP") into the Company's 401(k) thrift savings plan, effective as of the Closing Date.

      10.19 Retirement Plans. From and after the Closing, and so long as Buyer shall own a majority of the outstanding shares of Common Stock of the Company, the Company shall maintain, and shall cause its Subsidiaries to maintain, in existence for their respective employees pension and retirement plans providing benefits and contributions substantially comparable in the aggregate to those maintained by the Company and its Subsidiaries immediately prior to Closing; provided that such benefits and contributions maintained by the Company and its Subsidiaries immediately prior to the Closing are consistent with past practice.

      10.20 Prohibition. Buyer agrees that it shall not enter into a merger with the Company without the prior written approval of the Management Stockholder Representatives. Buyer agrees that it will indemnify and hold the Management Stockholders harmless from any additional tax liability imposed on such Stockholders attributable to "dividend" distributions under Section 302 of the Code, or any successor to said Section, and any related costs and expenses (including attorneys' and accountants' fees), arising from any breach of this
Section 10.20.

      10.21 Exchange of Shares. Each Management Stockholder agrees to surrender and exchange all Management Shares held by such Management Stockholders for an equal number of shares of New Common Stock as provided in Section 1.1 of the Merger Agreement. If any Person listed on the Schedule of Other Continuing Stockholders shall fail to execute an Exchange Agreement, the Management Stockholders agree to increase the amount of Management Retained Shares as required so that the number of Other Continuing Stockholders Retained Shares, together with the number of Management Retained Shares, shall, in the aggregate be more than 1,053,303 but less than 1,188,135 (in each case excluding Rollover Options).

      10.22 Related Stockholder Commitments. Each Management Stockholder with respect to whom a Related Stockholder is listed on the Recapitalization and Stock Purchase Schedule shall use his reasonable best efforts to obtain from such Related Stockholder a written commitment, in form reasonably agreed upon by the Company and Buyer, to sell shares of Common Stock held by such Related Stockholder to Buyer (and to retain other shares) to the extent set forth on such Recapitalization and Stock Purchase Schedule.

                             SECTION 11. TERMINATION

      11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by the mutual consent of Buyer and the Company;

            (b) by Buyer, if there has been a material violation or breach by the Company or any Management Stockholder of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by the Company within ten days after written notice thereof from Buyer;

            (c) by the Company, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company or, with respect to a covenant breach, cured by Buyer within ten days after written notice thereof from the Company; or

            (d) by either Buyers or the Company if the transactions contemplated hereby have not been consummated by March 31, 1997; provided that neither Buyer nor the Company shall be entitled to terminate this Agreement pursuant to this
Section 11.1(d) if such Person's knowing and willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

      11.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Sections 10.1, this Section 11.2 and Section 12 hereof, which shall survive the termination of this Agreement), and there shall be no liability on the part of Buyer, the Company, or any Stockholder or Optionholder to one another, except for any knowing and willful breaches of this Agreement by any such party prior to the time of such termination, in which case such breaching party shall only be severally liable for its knowing and willful breach.

                            SECTION 12. MISCELLANEOUS

      12.1 Notices. All notices, requests, demands and other communications (collectively, "Notices") given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, postage and fees prepaid, upon receipt; (b) if sent by reputable private air courier (such as UPS, DHL or Federal Express), two business days after sending; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered. All Notices shall be delivered to the following addresses:

                  If to the Company:

                  Canberra Industries, Inc.
                  800 Research Parkway
                  Meriden, CT 06450
                  Fax:  (203) 235-6089
                  Attn: President

                  With a copy to:

                  Day, Berry & Howard
                  CityPlace I
                  Hartford, CT 06103
                  Fax:  (860) 275-0343
                  Attn: Paul F. McAlenney, Esq.

                  If to the Non-Management Stockholders, Optionholders or Management Stockholders:

                  to such Person at the address as set forth in the stock transfer books of the Company.

                  with a copy to Day, Berry & Howard as set forth above.

                  If to Buyer:

                  CII Acquisition LLC
                  c/o Stonington Partners, Inc.
                  767 Fifth Avenue, 48th Floor
                  New York, NY 10153
                  Fax:  (212) 339-8585
                  Attn: Robert F. End

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY 10019
                  Fax:  (212) 403-2000
                  Attn: Andrew R. Brownstein, Esq.

Any of the parties to this Agreement may from time to time change its address for receiving

Notices by giving written notice thereof in the manner set forth above.

      12.2 Entire Agreement. This Agreement and the Schedules and Exhibits and the other writings and agreements specifically identified herein and the Confidentiality Agreement contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all previous oral negotiations, commitments, understandings and agreements.

      12.3 Assignability and Amendments. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Buyer, the Company, and the Management Stockholders signatories hereto and each of their respective successors, assigns, estate and heirs, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer or the Company without the prior written consent of the other (and, following the Closing, the Paying Agent). This Agreement and the Schedules and Exhibits hereto cannot be altered or otherwise amended except pursuant to an instrument in writing signed by Buyer and the Company and, prior to the Closing, the other parties hereto (and, following the Closing, the Paying Agent), except that the Disclosure Schedule shall be amended and supplemented by the Revised Disclosure Schedule, as set forth in Section 7.3 hereof.

      12.4 Waiver. No provision of this Agreement may be waived unless in writing signed by Buyer and the Company (and, following the Closing, the Paying Agent) and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.

      12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      12.6 Captions. The various captions and headings contained in this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

      12.7 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made without the joint approval of Buyer and the Company, unless required by law (in the reasonable opinion of counsel) in which case Buyer and the Company shall have the right to review such press release or announcement prior to publication.

      12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      12.9 Expenses. Whether or not the transactions provided for in this Agreement shall be effected, all costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including without limitation attorneys' fees and the fees of Robert W. Baird & Co., Incorporated, shall be paid by the Company, and all costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer except as set forth below. In addition, the Company shall pay the fees and expenses of a single counsel for the Management Stockholders incurred in connection with review of and advice with respect to the provisions of this Agreement and the transactions contemplated herein for and on behalf of said Management Stockholders. If the transactions provided for in this Agreement shall be effected, the Company shall reimburse Buyer for its expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of advisors and experts and a fee to Stonington Partners, Inc. for structuring and arranging the financing for such transactions, the estimated amounts of which have been disclosed to the Company in writing on or before the date of execution hereof. None of the Company, the Management Stockholders, or Buyer shall have any responsibility for any fees for expenses incurred by or on behalf of any other Person.

      12.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement is interpreted by a court of competent jurisdiction and found to be invalid or unenforceable with respect to a specific set of facts, or under a specific set of circumstances, neither the enforceability nor the validity of such provisions with respect to any other facts or under any other circumstances shall thereby be impaired. The unenforceability or invalidity of any such provision with respect to a specific fact or circumstance shall not result in the interpretation of the remainder of this Agreement, or any Section thereof, in a manner inconsistent with the intent of the parties as evidenced by the terms of this Agreement, or such Section, as a whole.

      IN WITNESS WHEREOF, each of the parties hereto have duly executed this Recapitalization and Stock Purchase Agreement as of the day and year first above written.

                                        CII ACQUISITION LLC

                                        By: STONINGTON CAPITAL APPRECIATION
                                            1994 FUND, L.P., its Managing Member

                                        By: STONINGTON PARTNERS, L.P.,
                                             its General Partner

                                        By: STONINGTON PARTNERS, INC. II,
                                             its General Partner


                                        By: /s/ Robert F. End
                                           ----------------------------------
                                           Name:  Robert F. End
                                           Title: Partner


                                        CANBERRA INDUSTRIES, INC.


                                        By: /s/ Emery G. Olcott
                                           ----------------------------------
                                           Name:  Emery G. Olcott
                                           Title: President


                                        MANAGEMENT STOCKHOLDERS


                                             /s/ Emery G. Olcott
                                           ----------------------------------
                                             Emery G. Olcott

                                             /s/ Richard T. McKernan
                                           ----------------------------------
                                             Richard T. McKernan

                                             /s/ George Serrano
                                           ----------------------------------
                                             George Serrano


                                             /s/ Orren K. Tench
                                           ----------------------------------
                                             Orren K. Tench


                                             /s/ Staf van Cauter
                                           ----------------------------------
                                             Staf van Cauter


                                             /s/ Michael A. Zebarth
                                           ----------------------------------
                                             Michael A. Zebarth


                                             /s/ Manfred Boesel
                                           ----------------------------------
                                             Manfred Boesel


                                             /s/ Benjamin Campagnuolo
                                           ----------------------------------
                                             Benjamin Campagnuolo


                                             /s/ Michael Catalano
                                           ----------------------------------
                                             Michael Catalano


                                             /s/ Michael Charland
                                           ----------------------------------
                                             Michael Charland

                                             /s/ Eugene Della Vecchia
                                           ----------------------------------
                                             Eugene Della Vecchia


                                             /s/ Kevin Kuhn
                                           ----------------------------------
                                             Kevin Kuhn


                                             /s/ Daniel Meert
                                           ----------------------------------
                                             Daniel Meert


                                             /s/ Arthur Nacht
                                           ----------------------------------
                                             Arthur Nacht


                                             /s/ Charles Wherlock
                                           ----------------------------------
                                             Charles Wherlock